Exhibit 99.1
Press Release

CONTACT:
Henry A. Diamond
Group Vice President
Investor Relations and Corporate Finance
+1 203 316 3399
henry.diamond@gartner.com
Gartner Reports Financial Results for Third Quarter 2008
Contract Value Increased 15% to $812.2 Million
Total Revenue Increased 11% to $297.7 Million
Diluted EPS from Continuing Operations Increased 90% to $0.19
Cash Provided by Operating Activities Increased 43% to $55.6 Million
STAMFORD, Conn., October 30, 2008 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for third quarter 2008.
Contract value, a key leading indicator for Gartner’s Research segment, increased 15% year-over-year to a record level of $812.2 million, reflecting the successful execution of the Company’s strategy to accelerate the growth of its Research business. Total revenue for third quarter 2008 grew 11% year-over-year to $297.7 million, driven by growth in Gartner’s Research and Consulting business segments. Excluding the impact of foreign exchange, research contract value and total revenue increased 12% and 9%, respectively, year-over-year.
For third quarter 2008, diluted EPS from continuing operations increased 90% year-over-year to $0.19, net income increased 50% year-over-year to $18.8 million and Normalized EBITDA increased 33% year-over-year to $47.0 million. These results were driven by the Company’s strong revenue growth and operating leverage, coupled with a continued focus on expense management. See “Non-GAAP Financial Measures” for a discussion of Normalized EBITDA and a reconciliation to net income.
Gene Hall, Gartner’s chief executive officer, commented, “The solid growth in our revenue during the third quarter demonstrates the tremendous value that our services provide to clients, even in challenging economic environments. We continue to gain new clients and to grow our business with existing clients, as we further penetrate our untapped market opportunities.”
Business Segment Highlights
Research – Revenue for third quarter 2008 increased 16% year-over-year to $197.8 million and gross contribution margin improved 2 percentage points to 67%. At September 30, 2008, research contract value was a record $812.2 million, up 15% year-over-year. Client and wallet retention rates for third quarter 2008 were 81% and 100%, respectively.
Consulting – Revenue for third quarter 2008 increased 9% year-over-year to $80.4 million and gross contribution margin improved 3 percentage points to 41%. Third quarter utilization increased 5 percentage points year-over-year to 69% and backlog increased 1% year-over-year to $110.1 million at September 30, 2008. Billable headcount was 494 as of September 30, 2008, versus 469 last year.
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Events – Revenue for third quarter 2008 was $17.7 million, versus $21.9 million in third quarter 2007, and gross contribution margin was 31%. During third quarter 2008, the Company held 16 events with 6,179 attendees, as compared to 18 events with 7,307 attendees in third quarter 2007.
Cash Flow and Balance Sheet Highlights
During third quarter 2008, Gartner generated cash provided by operating activities of $55.6 million, up 43% versus last year, and had capital expenditures of $5.3 million. The Company deployed its cash principally to repurchase 1.03 million shares of its common stock at a cost of $24.8 million. As of September 30, 2008, the Company had total debt of $424.5 million and cash of $145.2 million.
Financial Outlook for 2008
Gartner updated its financial outlook for the full year 2008. The Company increased its guidance for diluted EPS from continuing operations, reiterated its most recent guidance for Normalized EBITDA and cash flow from operations, and trimmed its guidance for revenue. The increase to the Company’s diluted EPS from continuing operations outlook reflects lower expected interest expense and SFAS 123 (R) expense. The reduction to the Company’s revenue outlook is due to reduced operating expectations for its Events business and lower expected foreign exchange benefits across all three of its businesses.
For the full year 2008, the Company is now targeting total revenue of $1.255 to $1.275 billion, an increase of 7% to 9% versus 2007. By segment, the Company is now targeting Research revenue of $771 to $776 million, an increase of 15% versus 2007, Consulting revenue of $330 to $340 million, an increase of 2% to 5% versus 2007, Events revenue of $147 to $151 million, a decrease of 6% to 8% versus 2007, and other revenue of $7 to $8 million. The reduced revenue expectations for Research and Consulting are due entirely to lower expected foreign exchange benefits.
Based on the above revenue outlook, coupled with the impact of tight cost controls, Gartner is now targeting diluted EPS from continuing operations of $0.90 to $1.00, an increase of 36% to 52% versus 2007, and is continuing to target Normalized EBITDA of $209 to $219 million, an increase of 10% to 15% versus 2007, cash flow from operations of $155 to $170 million and capital expenditures of $25 to $27 million. Normalized EBITDA excludes a projected $23 to $24 million of pre-tax expense related to SFAS 123 (R). Gartner’s 2008 outlook excludes the results of its former Vision Events business, which was sold in February 2008 and is now reported as a discontinued operation, and the $7.1 million gain-on-sale resulting from the divestiture.
Conference Call Information
Gartner has scheduled a conference call at 10:00 a.m. ET today, Thursday, October 30, 2008, to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s web site at http://investor.gartner.com. A replay of the webcast will be available for 90 days following the call.

Gartner, Inc.	page 2

About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the indispensable partner to 60,000 clients in 10,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and has 4,000 associates, including 1,200 research analysts and consultants in 80 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Investors are cautioned that normalized EBITDA contained in this press release is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles. This non-GAAP financial measure is provided to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. We believe normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Normalized EBITDA is based on operating income, excluding depreciation, accretion on obligations related to excess facilities, amortization, SFAS 123 (R) expense, and Other charges.
Safe Harbor Statement
Statements contained in this press release regarding the growth and prospects of the business, the Company’s 2008 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements include risks and uncertainties; consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to ability to expand or even retain the Company’s customer base; ability to grow or even sustain revenue from individual customers; ability to attract and retain professional staff of research analysts and consultants upon whom the Company is dependent; ability to achieve and effectively manage growth; ability to pay the Company’s debt obligations; ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; ability to carry out the Company’s strategic initiatives and manage associated costs; substantial competition from existing competitors and potential new competitors; additional risks associated with international operations including foreign currency fluctuations; the impact of restructuring and other charges on the Company’s businesses and operations; general economic conditions; and other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission. These filings can be found on Gartner’s Web site at www.gartner.com/investors and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2008	2007		2008	2007
Revenues:
Research	$197,754	$170,218	16%	$583,093	$492,771	18%
Consulting	80,404	73,838	9%	253,129	233,660	8%
Events	17,656	21,868	-19%	89,200	91,157	-2%
Other	1,892	2,350	-19%	6,322	7,731	-18%

Total revenues	297,706	268,274	11%	931,744	825,319	13%
Costs and expenses:
Cost of services and product development	124,343	124,071	0%	402,456	384,269	5%
Selling, general and administrative	131,854	114,913	15%	400,486	349,895	14%
Depreciation	6,427	6,255	3%	19,000	18,002	6%
Amortization of intangibles	400	509	-21%	1,215	1,634	-26%
Other charges	—	—	0%	—	9,084	-100%

Total costs and expenses	263,024	245,748	7%	823,157	762,884	8%

Operating income	34,682	22,526	54%	108,587	62,435	74%
Interest expense, net	(4,997)	(5,223)	4%	(14,672)	(16,884)	13%
Other (expense) income, net	(860)	303	>100%	(487)	2,079	>100%

Income before income taxes	28,825	17,606	64%	93,428	47,630	>100%
Provision for income taxes	10,044	5,943	69%	29,926	15,011	99%

Income from continuing operations	18,781	11,663	61%	63,502	32,619	95%
Income from discontinued operations, net of taxes (a)	—	831	-100%	6,723	2,115	>100%

Net income	$18,781	$12,494	50%	$70,225	$34,734	>100%

Income per common share:
Basic:
Income from continuing operations	$0.20	$0.11	82%	$0.66	$0.31	>100%
Income from discontinued operations	—	0.01	-100%	0.07	0.02	>100%

Income per share	$0.20	$0.12	67%	$0.73	$0.33	>100%

Diluted:
Income from continuing operations	$0.19	$0.10	90%	$0.63	$0.30	>100%
Income from discontinued operations	—	0.01	-100%	0.07	0.02	>100%

Income per share	$0.19	$0.11	73%	$0.70	$0.32	>100%

Weighted average shares outstanding:
Basic	94,539	104,728	-10%	95,725	104,169	-8%
Diluted	98,552	109,197	-10%	99,750	109,034	-9%

(a)	Includes the operating results and gain on sale of our Vision Events business, which we sold in February 2008.

BUSINESS SEGMENT DATA (a)
(Dollars in thousands)

		Direct	Gross	Contrib.
	Revenue	Expense	Contribution	Margin
Three Months Ended 9/30/08
Research	$197,754	$64,305	$133,449	67%
Consulting	80,404	47,520	32,884	41%
Events	17,656	12,199	5,457	31%
Other	1,892	359	1,533	81%

TOTAL	$297,706	$124,383	$173,323	58%

Three Months Ended 9/30/07
Research	$170,218	$59,422	$110,796	65%
Consulting	73,838	46,019	27,819	38%
Events	21,868	14,079	7,789	36%
Other	2,350	542	1,808	77%

TOTAL	$268,274	$120,062	$148,212	55%

Nine Months Ended 9/30/08
Research	$583,093	$196,723	$386,370	66%
Consulting	253,129	148,373	104,756	41%
Events	89,200	52,125	37,075	42%
Other	6,322	1,299	5,023	79%

TOTAL	$931,744	$398,520	$533,224	57%

Nine Months Ended 9/30/07
Research	$492,771	$180,099	$312,672	63%
Consulting	233,660	143,496	90,164	39%
Events	91,157	49,501	41,656	46%
Other	7,731	1,867	5,864	76%

TOTAL	$825,319	$374,963	$450,356	55%

(a)	Excludes the results of the Vision Events business, which we sold in February 2008.

SELECTED STATISTICAL DATA (a)

	September 30,		September 30,
	2008		2007
Research contract value	$812,210	(b)	$704,721	(b)
Research client retention	81%		82%
Research wallet retention	100%		102%
Research client organizations	10,347		9,749
Consulting backlog	$110,141	(b)	$108,622	(b)
Consulting—quarterly utilization	69%		64%
Consulting billable headcount	494		469
Consulting—average annualized revenue per billable headcount	$440	(b)	$390	(b)
Events—number of events for the quarter	16		18
Events—attendees for the quarter	6,179		7,307

(a)	Excludes the results of the Vision Events business, which we sold in February 2008.

(b)	Dollars in thousands.

SUPPLEMENTAL INFORMATION
GAAP to Normalized EBITDA Reconciliation
(in thousands)
Reconciliation — GAAP to Normalized EBITDA (1):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income	$18,781	$12,494	$70,225	$34,734
Interest expense, net	4,997	5,223	14,672	16,884
Other expense (income), net	860	(303)	487	(2,079)
(Income) from discontinued operations (2)	—	(831)	(6,723)	(2,115)
Tax provision	10,044	5,943	29,926	15,011

Operating income	$34,682	$22,526	$108,587	$62,435

Normalizing adjustments:
Depreciation, accretion, and amortization	7,046	6,893	20,929	20,574
Other charges (3)	—	—	—	9,084
SFAS No. 123(R) stock compensation expense (4)	5,259	5,818	18,315	19,225

Normalized EBITDA	$46,987	$35,237	$147,831	$111,318

Footnotes

(1)	Normalized EBITDA is based on operating income excluding depreciation, accretion on obligations related to excess facilites, amortization, Other charges and SFAS No. 123(R) expense.

(2)	Includes the gain on sale and operating results of our Vision Events business, which we sold in February 2008.

(3)	The nine months ended September 30, 2007 includes charges of $8.7 million related to the settlement of litigation and a restructuring charge of $2.7 million. These charges were somewhat offset by a credit of $2.3 million resulting from the reversal of an accrual on an excess facility that was returned to service.

(4)	Stock compensation expense represents the cost of stock-based compensation awarded by the Company to its employees under Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”).